Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of the reference to our firm under the caption “Experts” to the use of our report dated May 31, 2011 (except for Note 2, as to which the date is October 20, 2011), with respect to the consolidated statements of operations, comprehensive loss and cash flows of CityDeal Europe GmbH included the Registration Statement (Form S-1 No. 333-174661) and related Prospectus of Groupon, Inc. for the registration of shares of its common stock.

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

Berlin, Germany

Novermber 3, 2011

/s/Jantz	/s/Stander
(Jantz)	(Stander)
Certified Public Accountant	Wirtschaftsprüfer